Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 20, 2026

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Record Q1 Sales and Income

PHILADELPHIA, PA, May 20, 2026 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands including the Anthropologie, Free People, FP Movement, Urban Outfitters and Nuuly brands, today announced record net income of $115.7 million and earnings per diluted share of $1.30 for the three months ended April 30, 2026.

Total Company net sales for the three months ended April 30, 2026, increased 11.4% to a record $1.48 billion. Total Retail segment net sales increased 8.0%, with comparable Retail segment net sales increasing 5.6%. The increase in Retail segment comparable net sales was driven by high single-digit positive growth in digital channel sales and mid single-digit positive growth in retail store sales. Comparable Retail segment net sales increased 9.8% at FP Group, 9.3% at Urban Outfitters and 1.9% at Anthropologie. Subscription segment net sales increased 34.5% primarily driven by a 33.3% increase in average active subscribers in the current quarter versus the prior year quarter. Wholesale segment net sales increased 24.8% driven by a 26.2% increase in FP Group wholesale sales due to an increase in sales to specialty customers.

“We are pleased to report record first quarter sales and earnings driven by positive retail segment ‘comps’ at all brands and impressive double-digit growth in both our Wholesale and Subscription segments,” said Richard A. Hayne, Chief Executive Officer. “Our customers remain engaged and are responding to compelling fashion trends, giving us confidence in URBN's continued success,” finished Mr. Hayne.

Net sales by brand and segment for the three-month periods were as follows:

	Three Months Ended
	April 30,
	2026	2025
Net sales by brand
Anthropologie	$589,073	$569,931
FP Group	411,719	353,112
Urban Outfitters	304,727	273,505
Nuuly	167,264	124,354
Menus & Venues	8,562	8,599
Total Company	$1,481,345	$1,329,501

Net sales by segment
Retail Segment	$1,220,914	$1,130,510
Subscription Segment	167,264	124,354
Wholesale Segment	93,167	74,637
Total Company	$1,481,345	$1,329,501

For the three months ended April 30, 2026, the gross profit rate decreased by 16 basis points compared to the three months ended April 30, 2025, and gross profit dollars increased 10.9% to $542.6 million from $489.1 million. The decrease in gross profit rate was due to a non-recurring gain of $4.8 million, or 36 basis points, recorded in the prior year quarter not repeated in the current year quarter. This was partially offset by a 20 basis point improvement in the underlying gross profit rate primarily due to improved Retail segment markdowns driven by lower markdowns at FP Group and Urban Outfitters, partially reduced by deleverage in initial merchandise costs due to tariffs. The increase in gross profit dollars was due to higher net sales.

As of April 30, 2026, total inventory increased by $63.1 million, or 9.5%, compared to total inventory as of April 30, 2025. Total Retail segment inventory increased 10.6% and Retail segment comparable inventory increased 10.0%. Wholesale segment inventory decreased 1.2%. The increase in Retail segment inventory was due to the increase in net sales as well as early receipts to reduce the potential risk of shipping delays due to the Middle East conflict.

For the three months ended April 30, 2026, selling, general and administrative expenses increased by $42.0 million, or 11.7%, compared to the three months ended April 30, 2025. Selling, general and administrative expenses deleveraged 5 basis points as a percentage of net sales compared to the three months ended April 30, 2025, which includes a discrete benefit of $6.9 million, or 47 basis points, in the current year quarter due to the reversal of a litigation accrual, offset by 52 basis points of deleverage primarily related to marketing expenses to support customer growth and increased sales in the Retail and Subscription segments, along with increased technology investments to support AI initiatives. The dollar growth in selling, general and administrative expenses was primarily due to increased store payroll expenses to support the growth in Retail segment store net sales, as well as increased marketing expenses to support customer growth and increased net sales in the Retail and Subscription segments.

The Company’s effective tax rate for the three months ended April 30, 2026, was 20.7%, compared to 21.4% in the three months ended April 30, 2025. The decrease in the effective tax rate for the three months ended April 30, 2026, was primarily attributable to the favorable impact of equity activity in the current year quarter.

Net income for the three months ended April 30, 2026, was a record $115.7 million and earnings per diluted share were $1.30.

On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. During the three months ended April 30, 2026, the Company repurchased and subsequently retired 4.6 million shares for approximately $300 million. During the year ended January 31, 2026, the Company repurchased and subsequently retired 3.3 million shares for approximately $154 million. As of April 30, 2026, 10.0 million common shares were remaining under the program.

Store data for the three months ended April 30, 2026, was as follows:

	January 31,			April 30,
	2026	Openings	Closings	2026
Anthropologie NA	234	2	—	236
Anthropologie EU	20	—	—	20
Total Anthropologie	254	2	—	256
Free People NA	167	3	1	169
FP Movement NA	88	6	—	94
Free People EU	13	—	—	13
Total FP Group	268	9	1	276
Urban Outfitters NA	177	—	1	176
Urban Outfitters EU	76	—	—	76
Total Urban Outfitters	253	—	1	252
Menus & Venues	9	—	1	8
Total Company-Owned Stores	784	11	3	792
Franchisee-Owned Stores(1)	9	—	—	9
Total URBN	793	11	3	801
(1)
Includes 7 Urban Outfitters franchisee-owned stores and 2 Anthropologie franchisee-owned stores.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of Anthropologie stores in the United States, Canada and Europe, catalogs and websites; FP Group stores (including Free People and FP Movement stores) in the United States, Canada and Europe, catalogs and websites; Urban Outfitters stores in the United States, Canada and Europe and websites; Menus & Venues restaurants; and Urban Outfitters franchisee-owned stores and Anthropologie franchisee-owned stores in the Middle East. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment. Nuuly is primarily a women's apparel subscription rental service which offers a wide selection of rental product from the Company's own brands, third-party brands and one-of-a-kind vintage pieces.

A conference call will be held today to discuss first quarter results and will be webcast at 5:00 pm. ET at: https://edge.media-server.com/mmc/p/ocrpxphv/.

As used in this document, unless otherwise defined, “Anthropologie” refers to the Company’s Anthropologie, Terrain and Maeve brands and “FP Group” refers to the Company’s Free People and FP Movement brands.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, currency fluctuations, economic conditions and legal or regulatory changes, the effects of war and geopolitical instability, including impacts of the conflicts in the Middle East and impacts of the war between Russia and Ukraine and from related sanctions imposed by the United States, European Union, United Kingdom and others, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises, labor shortages and increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, our effective utilization of technological advancements, including in artificial intelligence, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs such as retaliatory tariffs), border adjustment taxes or increases in duties or quotas, the unexpected closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	April 30,
	2026	2025
Net sales	$1,481,345	$1,329,501
Cost of sales	938,779	840,437
Gross profit	542,566	489,064
Selling, general and administrative expenses	402,885	360,837
Income from operations	139,681	128,227
Other income, net	6,185	9,646
Income before income taxes	145,866	137,873
Income tax expense	30,161	29,526
Net income	$115,705	$108,347

Net income per common share:
Basic	$1.32	$1.18
Diluted	$1.30	$1.16

Weighted-average common shares outstanding:
Basic	87,503,853	91,752,408
Diluted	88,801,846	93,475,835

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%
Cost of sales	63.4%	63.2%
Gross profit	36.6%	36.8%
Selling, general and administrative expenses	27.2%	27.2%
Income from operations	9.4%	9.6%
Other income, net	0.4%	0.8%
Income before income taxes	9.8%	10.4%
Income tax expense	2.0%	2.3%
Net income	7.8%	8.1%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	April 30,	January 31,	April 30,
	2026	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$301,364	$369,206	$189,433
Marketable securities	111,978	326,724	285,585
Accounts receivable, net of allowance for doubtful accounts of $1,189, $1,209 and $1,964, respectively	115,903	95,668	93,248
Inventory	726,858	700,945	663,803
Prepaid expenses and other current assets	280,545	193,561	206,990
Total current assets	1,536,648	1,686,104	1,439,059
Property and equipment, net	1,620,770	1,466,236	1,346,557
Operating lease right-of-use assets	1,037,062	1,051,109	973,831
Marketable securities	237,471	461,858	365,937
Other assets	332,817	342,306	331,692
Total Assets	$4,764,768	$5,007,613	$4,457,076

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$332,949	$327,903	$302,104
Current portion of operating lease liabilities	225,005	225,478	231,361
Accrued expenses, accrued compensation and other current liabilities	483,050	564,713	495,593
Total current liabilities	1,041,004	1,118,094	1,029,058
Non-current portion of operating lease liabilities	979,600	1,000,088	909,168
Other non-current liabilities	133,554	74,144	87,043
Total Liabilities	2,154,158	2,192,326	2,025,269

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 85,601,280, 89,698,222 and 89,614,734 shares issued and outstanding, respectively	9	9	9
Additional paid-in-capital	—	19,912	—
Retained earnings	2,637,046	2,817,448	2,460,876
Accumulated other comprehensive loss	(26,445)	(22,082)	(29,078)
Total Shareholders’ Equity	2,610,610	2,815,287	2,431,807
Total Liabilities and Shareholders’ Equity	$4,764,768	$5,007,613	$4,457,076

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Three Months Ended
	April 30,
	2026	2025
Cash flows from operating activities:
Net income	$115,705	$108,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,069	29,554
Non-cash lease expense	53,310	52,805
Provision for deferred income taxes	89,732	13,701
Share-based compensation expense	8,137	7,763
Amortization of tax credit investment	3,726	4,293
Loss on disposition of property and equipment, net	380	94
Changes in assets and liabilities:
Receivables	(20,364)	(15,036)
Inventory	(26,735)	(37,386)
Prepaid expenses and other assets	(105,296)	(17,058)
Payables, accrued expenses and other liabilities	(78,032)	(54,114)
Operating lease liabilities	(61,148)	(59,931)
Net cash provided by operating activities	15,484	33,032
Cash flows from investing activities:
Cash paid for property and equipment	(193,244)	(46,158)
Cash paid for marketable securities	(78,294)	(117,878)
Sales and maturities of marketable securities	514,251	203,416
Net cash provided by investing activities	242,713	39,380
Cash flows from financing activities:
Share repurchases related to share repurchase program	(299,996)	(151,935)
Share repurchases related to taxes for share-based awards	(21,513)	(20,241)
Tax credit investment liability payments	(3,859)	(4,172)
Net cash used in financing activities	(325,368)	(176,348)
Effect of exchange rate changes on cash and cash equivalents	(671)	2,888
Decrease in cash and cash equivalents	(67,842)	(101,048)
Cash and cash equivalents at beginning of period	369,206	290,481
Cash and cash equivalents at end of period	$301,364	$189,433